EXHIBIT 24.2

                      CONSENT OF ERNST & YOUNG LLP


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                     CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of Outlet Communications, Inc. for the registration of 331,625 shares of its common stock and to the incorporation by reference therein of our reports dated February 11, 1994, with respect to the consolidated financial statements of Outlet Communications, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1993, and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


                               ERNST & YOUNG LLP


Providence, Rhode Island

December 15, 1994